EXHIBIT 11

 STATEMENT RE: BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
 (in thousands, except earnings (loss) per share data)


                                 For the Year Ended December 31,

                                      1997      1996      1995

 Net Earnings (Loss)                 <$254>    <$905>    <$653>

 Basic Weighted average common
  shares outstanding*               13,535     12,597   11,277

 Net  Loss  per share                <$.02>     <$.07>   <$.06>






* Common stock equivalents are considered anti-dilutive and therefore are not included in the diluted computation.